Exhibit 99.1

Quanterix Corporation Releases Operating Results for First Quarter 2022

Quanterix reports continued revenue growth as it scales to support transformational advances in neurology research

Billerica, Mass. – May 10, 2022 — Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis with the goal of advancing the science of precision health, today announced financial results for the three months ended March 31, 2022.

“This is a pivotal time for growth in neurology and therapeutics, marked by breakthroughs in some of the world’s biggest health threats, including Alzheimer’s disease and multiple sclerosis (MS),” said Masoud Toloue, Chief Executive Officer, Quanterix. “I’m excited for the opportunity to lead Quanterix through this next chapter, and looking ahead, we’ll focus on several transformational changes around scaling with quality, innovation, and our ability to translate ultra-sensitive biomarker detection to help researchers and pharmaceutical companies drive earlier disease detection, better prognoses, and enhanced treatment methods.”

Toloue continued, “Q1 revenue was in line with our expectations and full-year goals; however, gross margin fell well short of our expectations. As part of our larger goal of scaling with quality, we are implementing specific changes to our inventory management and quality processes, which we expect will improve our gross margins going forward.”

First Quarter 2022 Financial Highlights

Key financial results for the first quarter of 2022 are shown below:

•	Q1 total revenue was $29.6M versus prior year Q1 of $27.2M(1), an increase of 9%;
•	Q1 product revenue was $20.7M versus prior year Q1 of $18.2M, an increase of 13%;
•	Q1 service and other revenue was $8.8M versus prior year Q1 of $6.4M, an increase of 37%; and
•	Q1 gross margin was 49.3% versus prior year Q1 gross margin of 60.1%.

(1)	Q1 2021 total revenue includes $2.3M in RADx-related grant revenue.

First Quarter Business Highlights

▪	Quanterix announced new agreements with Lilly to advance Alzheimer’s disease diagnosis and treatment; the agreements provide Quanterix access to Lilly’s P-tau217 antibody technology to create pathways for plasma-based biomarkers for use in Alzheimer’s disease and establishes framework for future collaboration and supports development of Quanterix tests to advance diagnosing and treating life-threatening diseases. Quanterix recognized $2.7M in service revenue during the first quarter of 2022 under these agreements.
▪	Quanterix received funding from the Alzheimer’s Drug Discovery Foundation (ADDF) to accelerate Alzheimer’s disease diagnostic plasma test development; the funding will power a series of prospective clinical trials to validate Quanterix’ multi-analyte test in collaboration with Amsterdam University Medical Centers (Amsterdam UMC).
▪	Quanterix’ Simoa® technology powered a major breakthrough in Epstein-Barr Virus and MS, which was featured in the Journal of Science.

•	Academic publication pull-through performance continued to be strong; Quanterix’ Simoa technology was highlighted in a record 151 new publications in the first quarter 2022, bringing total Simoa-specific inclusions to over 1,735.

Conference Call

In conjunction with this announcement, Quanterix Corporation will host a conference call on May 10, 2022 at 8:30 a.m. EST. Individuals interested in listening to the conference call may do so by dialing (833) 686-9351 for domestic callers, or (612) 979-9890 for international callers. Please reference the following Conference ID: 4589034.

A live webcast will also be available at: https://edge.media-server.com/mmc/p/vt3rqy39. You may also access the live webcast by visiting the News & Events page within the Investors section of the Quanterix website at www.quanterix.com. The webcast will be available on the Company’s website for one year following completion of the call.

Financial Highlights (in thousands)

Quanterix Income Statement

in '000 USD	Q1 2022	Q1 2021
Product Revenue	20,656	18,248
Service and Other Revenue	8,810	6,409
Collaboration and License Revenue	86	261
Development Revenue	0	2,291
Total Revenue	29,552	27,209

Cost of Product Revenue	10,746	7,480
Cost of Services Revenue	4,247	3,380
Gross Profit	14,559	16,349
Gross Margin %	49.3%	60.1%

Research and Development	7,034	6,683
Selling, General and Administrative	25,712	19,455
Total Operating Expenses	32,746	26,138

Loss From Operations	-18,187	-9,789
Interest Income (Expense), net	52	-163
Other Expense, net	-217	-194
Tax	199	42
Net Loss	-18,153	-10,104

Quanterix Balance Sheet

in '000 USD	At 3/31/22	At 12/31/21
Cash and Cash Equivalents	374,317	396,465
Accounts Receivable	22,616	23,786
Inventory	22,669	22,190
Prepaid Expenses and Other	14,104	6,514
Total Current Assets	433,706	448,955
Restricted Cash	2,577	2,577
Property and Equipment, Net	19,683	17,960
Intangible Assets, Net	9,692	10,534
Goodwill	9,323	9,632
Right-of-Use Assets	29,298	11,491
Other Non-Current Assets	378	378
Total Assets	504,657	501,527

Accounts Payable & Accrued Expenses	20,425	28,947
Deferred Revenue	9,194	6,361
Current Portion of Long Term Debt	0	0
Lease Liabilities	1,886	1,428
Other Current Liabilities	268	241
Total Current Liabilities	31,773	36,977
Deferred Revenue, Net of Current Portion	1,222	1,099
Lease Liabilities, Net of Current Portion	43,563	20,464
Other Non-Current Liabilities	1,691	2,035
Total Liabilities	78,249	60,575

Total Stockholders’ Equity	426,408	440,952

Total Liabilities and Stockholders’ Equity	504,657	501,527

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Media Contact:

PAN Communications

Lauren Force

(610) 574-0565

pan.quanterix@pancomm.com

Investor Relations Contact:

Stephen Hrusovsky

(774) 278-0496

ir@quanterix.com